Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Marci Pelzer Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2022 Results; Updates Fiscal 2022 Guidance

•Total orders up 37% year over year and up sequentially
•Reported sales up 1.8% year over year; organic sales up 1.3%
•Acquisitions contributed 2.3% to reported sales growth
•Total ARR up over 50%; Organic ARR up 17%
•Diluted EPS of $0.46 and Adjusted EPS of $1.66
•Updates fiscal 2022 reported sales growth guidance to 11% - 15%; organic sales growth to 10% - 14%
•Updates fiscal 2022 Diluted EPS guidance to $7.60 - $8.20; Adjusted EPS guidance to $9.20 - $9.80
•Board authorized additional $1.0 billion for share repurchases

MILWAUKEE (May 3, 2022) — Rockwell Automation, Inc. (NYSE: ROK) today reported second quarter fiscal 2022 results.

"Despite a volatile global supply chain environment that impacted sales in the quarter, we continued to see extremely strong demand in all key end markets and regions around the world," said Blake Moret, Chairman and CEO.
Fiscal 2022 Q2 Financial Results
Fiscal 2022 second quarter sales were $1,808 million, up 1.8% from $1,776 million in the second quarter of fiscal 2021. Organic sales increased 1.3%, currency translation decreased sales by 1.8%, and acquisitions increased sales by 2.3%.

Fiscal 2022 second quarter net income attributable to Rockwell Automation was $53.9 million or $0.46 per share, compared to $415 million or $3.54 per share in the second quarter of fiscal 2021. The decreases in net income attributable to Rockwell Automation and Diluted EPS are primarily due to fair value adjustments recognized in fiscal 2022 and fiscal 2021 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2022 second quarter Adjusted EPS was $1.66, down 31.1% compared to $2.41 in the second quarter of fiscal 2021 primarily due to higher input costs and higher investment spend, partially offset by lower incentive compensation and better price realization.
Pre-tax margin was 2.3% in the second quarter of fiscal 2022 compared to 28.6% in the same period last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating earnings were $283 million in the second quarter of fiscal 2022, down 27.4% from $390 million in the same period of fiscal 2021. Total segment operating margin was 15.7% compared to 22.0% a year ago primarily due to higher input costs and higher investment spend, partially offset by lower incentive compensation and better price realization.
Cash flow generated by operating activities in the second quarter of fiscal 2022 was $90.8 million, compared to $249 million in the second quarter of fiscal 2021. Free cash flow in the second quarter of fiscal 2022 was $45.9 million, compared to $224 million in the same period last year. Decreases in cash flow from operating activities and free cash flow were due to lower pre-tax income and higher income tax payments.

Fiscal Year 2022 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2022. Our guidance reflects our strong demand and record backlog along with our latest view of supply chain constraints. However, the global supply chain remains volatile with new pressures from COVID-19 related shutdowns in China and war in Ukraine that are difficult to quantify.

	Guidance	Prior Guidance
Reported sales growth	11% - 15%	16% - 19%
Organic sales growth	10% - 14%	14% - 17%
Inorganic sales growth	~2.5%	~2%
Currency translation	~(1.5)%	~0%
Diluted EPS	$7.60 - $8.20	$10.01 - $10.61
Adjusted EPS	$9.20 - $9.80	$10.50 - $11.10

"We are navigating significant supply chain volatility with actions to increase component supply, mitigate inflation, and improve our resiliency over the coming quarters. Strong continuing demand driven by capital investment, the increasing importance of automation and digital transformation, and our unmatched position set the stage for market-beating growth this year and beyond," Moret continued.

Following is a discussion of second quarter results for our business segments.
Intelligent Devices
Intelligent Devices second quarter fiscal 2022 sales were $809 million, a decrease of 4.9% compared to $850 million in the same period last year. Organic sales decreased 3.0% and currency translation decreased sales by 1.9%. Segment operating earnings were $118 million compared to $202 million in the same period last year. Segment operating margin decreased to 14.6% from 23.8% a year ago, driven by higher input costs, higher investment spend, and lower sales.

Software & Control
Software & Control second quarter fiscal 2022 sales were $535 million, an increase of 6.5% compared to $502 million in the same period last year. Organic sales increased 0.7%, currency translation decreased sales by 1.8%, and an acquisition increased sales by 7.6%. Segment operating earnings were $132 million compared to $150 million in the same period last year. Segment operating margin decreased to 24.6% from 29.8% a year ago, driven by higher investment spend, higher input costs, and the impact of acquisition integration costs.

Lifecycle Services
Lifecycle Services second quarter fiscal 2022 sales were $465 million, an increase of 9.7% compared to $424 million in the same period last year. Organic sales increased 10.8%, currency translation decreased sales by 1.7%, and acquisitions increased sales by 0.6%. Segment operating earnings were $33.7 million compared to $38.3 million in the same period last year. Segment operating margin decreased to 7.3% from 9.0% a year ago, driven by lower labor utilization caused by supply chain constraints, partially offset by higher sales and lower incentive compensation.

Supplemental Information
ARR - Total ARR grew 58% and organic ARR grew 17% compared to the end of the second quarter of fiscal 2021.
Corporate and Other - Fiscal 2022 second quarter corporate and other expense was $24.6 million compared to $30.4 million in the second quarter of fiscal 2021. The decrease was primarily due to mark-to-market adjustments related to our deferred and non-qualified compensation plans.
Purchase Accounting Depreciation and Amortization - Fiscal 2022 second quarter purchase accounting depreciation and amortization expense was $26.1 million, up $13.0 million from the second quarter of fiscal 2021 primarily related to the August 2021 acquisition of Plex Systems.
Tax - On a GAAP basis, the effective tax rate in the second quarter of fiscal 2022 was (20.2)% compared to 19.2% in the second quarter of fiscal 2021. The lower effective tax rate in the second quarter of fiscal 2022 was primarily due to the tax effects of the fair value adjustments recognized in fiscal 2022 and fiscal 2021 in connection with our investment in PTC. The Adjusted Effective Tax Rate for the second quarter of fiscal 2022 was 16.0% compared to 16.7% in the prior year.
Share Repurchases - During the second quarter of fiscal 2022, there were no repurchases of the Company's common stock. At March 31, 2022, $503 million remained available under our existing share repurchase authorization. Yesterday, the Board of Directors authorized the Company to deploy an additional $1.0 billion for repurchase of its common stock.
ROIC - Return on invested capital was 13.2% compared to 44.6% in the second quarter of fiscal 2021. The decrease is primarily due to lower pre-tax income primarily related to the PTC adjustments.
Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Organic ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in current period for which there was no comparable ARR in the prior period. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on May 3, 2022. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through June 3, 2022.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the availability and price of components and materials;
•the severity and duration of disruptions to our business due to pandemics (including the COVID-19 pandemic), natural disasters (including those as a result of climate change), acts of war (including the Russia and Ukraine conflict), strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions, and services, our supply chain, our work force, our liquidity, and the value of the assets we own;
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns, and currency exchange rates;
•the availability and cost of capital;
•our ability to attract, develop, and retain qualified personnel;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls (including sanctions placed on Russia), and climate change;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 25,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales
Intelligent Devices (a)	$808.6	$850.2	$1,708.9	$1,571.9
Software & Control (b)	534.9	502.3	1,048.8	943.3
Lifecycle Services (c)	464.6	423.6	907.7	826.2
Total sales (d)	$1,808.1	$1,776.1	$3,665.4	$3,341.4
Segment operating earnings
Intelligent Devices (e)	$118.2	$202.0	$331.2	$342.2
Software & Control (f)	131.5	149.8	249.1	282.9
Lifecycle Services (g)	33.7	38.3	58.2	74.3
Total segment operating earnings[1] (h)	283.4	390.1	638.5	699.4
Purchase accounting depreciation and amortization	(26.1)	(13.1)	(52.2)	(24.8)
Corporate and other	(24.6)	(30.4)	(54.0)	(58.4)
Non-operating pension and postretirement benefit cost	(21.3)	(7.0)	(16.9)	(14.0)
Change in fair value of investments	(140.7)	190.9	(133.1)	581.3
Legal settlement	—	—	—	70.0
Interest expense, net	(29.6)	(22.8)	(58.7)	(45.1)
Income before income taxes (i)	41.1	507.7	323.6	1,208.4
Income tax benefit (provision)	8.3	(97.4)	(35.3)	(207.7)
Net income	49.4	410.3	288.3	1,000.7
Net loss attributable to noncontrolling interests	(4.5)	(4.7)	(7.1)	(7.6)
Net income attributable to Rockwell Automation, Inc.	$53.9	$415.0	$295.4	$1,008.3

Diluted EPS	$0.46	$3.54	$2.51	$8.59

Adjusted EPS[2]	$1.66	$2.41	$3.79	$4.79

Average diluted shares for diluted EPS	117.1	117.1	117.2	117.1

Segment operating margin
Intelligent Devices (e/a)	14.6%	23.8%	19.4%	21.8%
Software & Control (f/b)	24.6%	29.8%	23.8%	30.0%
Lifecycle Services (g/c)	7.3%	9.0%	6.4%	9.0%
Total segment operating margin[1] (h/d)	15.7%	22.0%	17.4%	20.9%
Pre-tax margin (i/d)	2.3%	28.6%	8.8%	36.2%
1 Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit cost, change in fair value of investments, the $70 million legal settlement in fiscal 2021, interest expense, net, and income tax benefit (provision) because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
2 Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit cost, change in fair value of investments, and net loss attributable to noncontrolling interests, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit cost and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales (a)	$1,808.1	$1,776.1	$3,665.4	$3,341.4
Cost of sales	(1,144.0)	(1,008.7)	(2,252.2)	(1,927.5)
Gross profit (b)	664.1	767.4	1,413.2	1,413.9
Selling, general and administrative expenses (c)	(428.5)	(421.3)	(876.0)	(795.9)
Change in fair value of investments[1]	(140.7)	190.9	(133.1)	581.3
Other (expense) income	(23.7)	(6.0)	(20.8)	55.0
Interest expense	(30.1)	(23.3)	(59.7)	(45.9)
Income before income taxes	41.1	507.7	323.6	1,208.4
Income tax benefit (provision)	8.3	(97.4)	(35.3)	(207.7)
Net income	49.4	410.3	288.3	1,000.7
Net loss attributable to noncontrolling interests	(4.5)	(4.7)	(7.1)	(7.6)
Net income attributable to Rockwell Automation, Inc.	$53.9	$415.0	$295.4	$1,008.3

Gross profit as percent of sales (b/a)	36.7%	43.2%	38.6%	42.3%
SG&A as percent of sales (c/a)	23.7%	23.7%	23.9%	23.8%
1 Primarily relates to the change in fair value of investment in PTC.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2022	September 30, 2021
Assets
Cash and cash equivalents	$443.0	$662.2
Receivables	1,572.5	1,424.5
Inventories	931.2	798.1
Property, net	576.8	581.9
Operating lease right-of-use assets	347.9	377.7
Goodwill and intangibles	4,588.7	4,647.7
Long-term investments	1,272.6	1,363.5
Other assets	982.8	846.0
Total	$10,715.5	$10,701.6
Liabilities and Shareowners’ Equity
Short-term debt	$641.0	$509.7
Accounts payable	932.1	889.8
Long-term debt	3,466.0	3,464.6
Operating lease liabilities	288.2	313.6
Other liabilities	2,458.3	2,829.8
Shareowners' equity attributable to Rockwell Automation, Inc.	2,632.2	2,389.6
Noncontrolling interests	297.7	304.5
Total	$10,715.5	$10,701.6

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2022	2021
Operating activities:
Net income	$288.3	$1,000.7
Depreciation and amortization	121.4	89.9
Change in fair value of investments[1]	133.1	(581.3)
Retirement benefits expense	58.0	60.1
Pension contributions	(15.8)	(18.7)
Receivables/inventories/payables	(226.5)	(155.1)
Contract liabilities	79.4	63.6
Compensation and benefits	(145.0)	62.6
Income taxes	(229.7)	33.3
Other operating activities	15.6	40.3
Cash provided by operating activities	78.8	595.4
Investing activities:
Capital expenditures	(82.0)	(52.1)
Acquisition of businesses, net of cash acquired	(16.4)	(283.0)
Purchases of investments	(47.6)	(0.2)
Other investing activities	1.3	(1.4)
Cash used for investing activities	(144.7)	(336.7)
Financing activities:
Net issuance of short-term debt	341.3	—
Repayment of debt	(210.0)	(0.4)
Cash dividends	(260.2)	(248.7)
Purchases of treasury stock	(51.2)	(176.9)
Proceeds from the exercise of stock options	42.0	97.0
Other financing activities	(4.4)	(10.1)
Cash used for financing activities	(142.5)	(339.1)
Effect of exchange rate changes on cash	(10.8)	17.7
Decrease in cash, cash equivalents, and restricted cash[2]	$(219.2)	$(62.7)
1 Primarily relates to the change in fair value of investment in PTC.
2 Cash, cash equivalents, and restricted cash at March 31, 2022, includes restricted cash of $17.2 million recorded in Other assets in the Condensed Balance Sheet. Cash, cash equivalents, and restricted cash at March 31, 2021, includes restricted cash of $25.8 million recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2022, compared to sales for the three and six months ended March 31, 2021:

	Three Months Ended March 31,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,071.6	$39.9	$—	$1,031.7	$1,065.7
EMEA	348.9	0.8	(27.5)	375.6	354.8
Asia Pacific	266.2	—	(3.6)	269.8	246.9
Latin America	121.4	—	(1.3)	122.7	108.7
Total	$1,808.1	$40.7	$(32.4)	$1,799.8	$1,776.1

	Six Months Ended March 31,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$2,172.3	$80.3	$3.2	$2,088.8	$1,978.0
EMEA	703.6	0.8	(41.0)	743.8	675.5
Asia Pacific	545.1	—	(1.7)	546.8	468.8
Latin America	244.4	—	(4.5)	248.9	219.1
Total	$3,665.4	$81.1	$(44.0)	$3,628.3	$3,341.4

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2022, compared to sales for the three and six months ended March 31, 2021:

	Three Months Ended March 31,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$808.6	$—	$(16.1)	$824.7	$850.2
Software & Control	534.9	38.3	(9.0)	505.6	502.3
Lifecycle Services	464.6	2.4	(7.3)	469.5	423.6
Total	$1,808.1	$40.7	$(32.4)	$1,799.8	$1,776.1

	Six Months Ended March 31,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$1,708.9	$—	$(22.1)	$1,731.0	$1,571.9
Software & Control	1,048.8	77.2	(12.1)	983.7	943.3
Lifecycle Services	907.7	3.9	(9.8)	913.6	826.2
Total	$3,665.4	$81.1	$(44.0)	$3,628.3	$3,341.4
The following is a reconciliation of reported sales growth to organic sales growth for the three and six months ended March 31, 2022, compared to sales for the three and six months ended March 31, 2021:

	Three Months Ended March 31, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	0.6%	3.8%	—%	(3.2)%
EMEA	(1.7)%	0.2%	(7.8)%	5.9%
Asia Pacific	7.8%	—%	(1.5)%	9.3%
Latin America	11.7%	—%	(1.2)%	12.9%
Total	1.8%	2.3%	(1.8)%	1.3%

	Six Months Ended March 31, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	9.8%	4.1%	0.1%	5.6%
EMEA	4.2%	0.1%	(6.0)%	10.1%
Asia Pacific	16.3%	—%	(0.3)%	16.6%
Latin America	11.5%	—%	(2.1)%	13.6%
Total	9.7%	2.4%	(1.3)%	8.6%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and six months ended March 31, 2022, compared to sales for the three and six months ended March 31, 2021:

	Three Months Ended March 31, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(4.9)%	—%	(1.9)%	(3.0)%
Software & Control	6.5%	7.6%	(1.8)%	0.7%
Lifecycle Services	9.7%	0.6%	(1.7)%	10.8%
Total	1.8%	2.3%	(1.8)%	1.3%

	Six Months Ended March 31, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	8.7%	—%	(1.4)%	10.1%
Software & Control	11.2%	8.2%	(1.3)%	4.3%
Lifecycle Services	9.9%	0.5%	(1.2)%	10.6%
Total	9.7%	2.4%	(1.3)%	8.6%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost, change in fair value of investments, purchase accounting depreciation and amortization attributable to Rockwell Automation, and net loss attributable to noncontrolling interests, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Service cost	$20.5	$23.1	$41.1	$46.1
Operating pension and postretirement benefit cost	20.5	23.1	41.1	46.1

Interest cost	32.7	31.8	65.4	63.4
Expected return on plan assets	(59.3)	(60.7)	(118.7)	(121.1)
Amortization of prior service cost (credit)	0.6	(1.0)	0.4	(2.0)
Amortization of net actuarial loss	22.4	37.1	44.9	74.1
Settlements	24.9	(0.2)	24.9	(0.4)
Non-operating pension and postretirement benefit cost	21.3	7.0	16.9	14.0

Net periodic pension and postretirement benefit cost	$41.8	$30.1	$58.0	$60.1
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other (expense) income" in the Condensed Statement of Operations.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income attributable to Rockwell Automation	$53.9	$415.0	$295.4	$1,008.3
Non-operating pension and postretirement benefit cost	21.3	7.0	16.9	14.0
Tax effect of non-operating pension and postretirement benefit cost	(5.5)	(2.0)	(4.7)	(4.0)
Change in fair value of investments (1)	140.7	(190.9)	133.1	(581.3)
Tax effect of change in fair value of investments (1)	(33.4)	46.1	(29.9)	110.3
Purchase accounting depreciation and amortization attributable to Rockwell Automation	23.1	10.1	46.2	18.8
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(5.6)	(2.5)	(11.2)	(4.6)
Adjusted Income	$194.5	$282.8	$445.8	$561.5

Diluted EPS	$0.46	$3.54	$2.51	$8.59
Non-operating pension and postretirement benefit cost	0.19	0.06	0.15	0.12
Tax effect of non-operating pension and postretirement benefit cost	(0.05)	(0.02)	(0.04)	(0.03)
Change in fair value of investments (1)	1.20	(1.63)	1.14	(4.96)
Tax effect of change in fair value of investments (1)	(0.29)	0.39	(0.26)	0.95
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.20	0.09	0.39	0.16
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.05)	(0.02)	(0.10)	(0.04)
Adjusted EPS	$1.66	$2.41	$3.79	$4.79

Effective tax rate	(20.2)%	19.2%	10.9%	17.2%
Tax effect of non-operating pension and postretirement benefit cost	15.7%	0.1%	0.8%	0.1%
Tax effect of change in fair value of investments (1)	19.5%	(2.9)%	3.0%	(1.5)%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	1.0%	0.3%	0.9%	0.3%
Adjusted Effective Tax Rate	16.0%	16.7%	15.6%	16.1%
1 Primarily relates to the change in fair value of investment in PTC.

Fiscal 2022 Guidance

Diluted EPS[1]	$7.60 - $8.20
Non-operating pension and postretirement benefit cost	0.17
Tax effect of non-operating pension and postretirement benefit cost	(0.04)
Change in fair value of investments[2]	1.14
Tax effect of change in fair value of investments[2]	(0.26)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.78
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.19)
Adjusted EPS	$9.20 - $9.80

Effective tax rate	~ 15.5%
Tax effect of non-operating pension and postretirement benefit cost	~ 0.5%
Tax effect of change in fair value of investments[2]	~ 0.5%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ 0.5%
Adjusted Effective Tax Rate	~ 17.0%
1 Fiscal 2022 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for Schlumberger's non-controlling interest in Sensia.
2 The actual year-to-date adjustments, which are based on PTC's share price at March 31, 2022, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Jun. 30, 2020	Sep. 30, 2020[1]	Dec. 31, 2020[2]	Mar. 31, 2021	Jun. 30, 2021	Sep. 30, 2021[3]	Dec. 31, 2021	Mar. 31, 2022
Cash provided by (used for) operating activities	$346.2	$325.8	$346.5	$248.9	$461.5	$204.1	$(12.0)	$90.8
Capital expenditures	(35.3)	(22.0)	(27.1)	(25.0)	(24.5)	(43.7)	(37.1)	(44.9)
Free cash flow	$310.9	$303.8	$319.4	$223.9	$437.0	$160.4	$(49.1)	$45.9
1 Includes a discretionary pre-tax contribution of $50.0 million to the Company's U.S. pension trust.

2 Includes $70.0 million pre-tax legal settlement gain.

3 Includes a payment of $28 million pre-tax to settle hedges executed in connection with our issuance of $1.5 billion of long-term notes in the fourth quarter of fiscal 2021.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for the three months ended March 31, 2022, and 2021:

	Quarter Ended
	Mar. 31, 2021	Mar. 31, 2022
Free cash flow (a)	$223.9	$45.9
Adjusted Income (b)	282.8	194.5
Free cash flow conversion (a/b)	79%	24%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents and Short-term and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	March 31,
	2022	2021
(a) Return
Net income	$631.9	$1,578.6
Interest expense	108.4	97.5
Income tax provision	9.5	263.9
Purchase accounting depreciation and amortization	82.5	46.7
Return	$832.3	$1,986.7
(b) Average invested capital
Short-term debt	$361.4	$141.0
Long-term debt	2,871.0	1,975.6
Shareowners’ equity	2,627.5	1,475.3
Accumulated amortization of goodwill and intangibles	1,008.3	952.3
Cash and cash equivalents	(640.2)	(725.7)
Short-term and long-term investments	(1.8)	(0.6)
Average invested capital	$6,226.2	$3,817.9
(c) Effective tax rate
Income tax provision	9.5	263.9
Income before income taxes	$641.4	$1,842.5
Effective tax rate	1.5%	14.3%
(a) / (b) * (1-c) Return On Invested Capital	13.2%	44.6%